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                                                                   EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of LIFE Financial Corporation on Form S-1 of our report dated February 7, 1997 (March 14, 1997 as to Note 16) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 122) on the financial statements of LIFE Financial Corporation as of and for the year ended December 31, 1996, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche llp
Deloitte & Touche llp

Costa Mesa, California
December 2, 1997